Exhibit 99.1

Investor Relations and Public Relations Contact:

Cindy Klimstra

(650) 962-4032

cindy_klimstra@conceptus.com

Conceptus® Reports First Quarter Financial Results

Affirms 2011 Financial Guidance

Conference Call Begins at 4:30 p.m. Eastern Time Today

MOUNTAIN VIEW, Calif., May 10, 2011 – Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the most effective non-surgical permanent birth control method available, today reported financial results for the three months ended March 31, 2011.

Net sales for the first quarter of 2011 were $26.6 million, compared with net sales of $33.4 million for the first quarter of 2010. The net loss for the first quarter of 2011 was $2.9 million, or ($0.09) per share. This compares with a net loss for the first quarter of 2010 of $2.4 million, or ($0.08) per share.

Adjusted earnings before interest, taxes, depreciation, amortization and stock-based compensation (“adjusted EBITDA”) for the first quarter of 2011 were $0.1 million, compared with adjusted EBITDA for the first quarter of 2010 of $2.9 million.

“Macroeconomic pressures, challenging insurance trends, competitive trialing and our planned strategic focus were the primary factors that impacted our sales this quarter, resulting in an unfavorable comparison to a strong sales performance in last year’s first quarter,” said Mark Sieczkarek, president and chief executive officer of Conceptus. “Continued unemployment, the increasing loss of insurance coverage, the shifting of more health insurance costs to employees, and the annual resetting of insurance deductibles all affect consumers’ ability to pay for non-urgent procedures such as Essure.”

“We executed well on our planned strategic initiatives to launch the promotion of the GYNECARE THERMACHOICE® III endometrial ablation product and defend our physician accounts against competitive trialing. This progress, however, came at the expense of our growing the hysteroscopic sterilization market during the first quarter of 2011. We will now balance these strategic advances and place a stronger focus on growing the market for the remainder of the year. We will work to increase sales force productivity, expand physician penetration and utilization of the Essure procedure and drive greater patient adoption through integrated marketing,” said Sieczkarek. “We expect our efforts in these areas to translate into stronger financial results as we continue to stay the course and execute our strategic plan for long-term growth.”

First Quarter of 2011 Highlights

Domestic sales were $18.9 million for the first quarter of 2011, compared with $25.4 million for the first quarter of 2010 and $28.6 million for the fourth quarter of 2010. The year-over-year decrease primarily reflects continuing macroeconomic pressures that have contributed to reductions in patient visits to OB/GYN offices, as well as ongoing competitive product trialing. The quarter-to-quarter reduction also includes the normal seasonality of the business as insurance deductibles reset annually for most insured families. International sales were $7.7 million for the first quarter of 2011, compared with $8.0 million for the first quarter of 2010 and the fourth quarter of 2010. The year-over-year and sequential decrease was due to a decline in shipments to our international distributors offset by an increase in direct sales in France.

During the first quarter of 2011 in the U.S., the Company entered approximately 340 physicians into preceptorship, certified approximately 189 physicians and transitioned approximately 89 physicians to performing procedures in the office setting. To date, approximately 12,870 physicians have performed the Essure procedure.

Gross profit for the first quarter of 2011 was $21.4 million or 80.4% of net sales, compared with $27.0 million or 80.8% of net sales for the first quarter of 2010. The year-over-year decrease in gross profit margin was primarily due to a higher percentage of lower-margin international sales in the first quarter of 2011. Total operating expenses for the first quarter of 2011 were $25.1 million, a decrease of 9.6% from $27.7 million for the first quarter of 2010, which primarily reflected lower marketing expenses.

Cash, cash equivalents and investments were $91.7 million as of March 31, 2011, an increase of $0.8 million from December 31, 2010. The Company generated $3.7 million in cash from operations during the first quarter of 2011.

Financial Guidance

Conceptus affirmed full year 2011 financial guidance as follows:

•	Net sales: the Company expects 2011 net sales to be in the range of $135.0 million to $150.0 million, compared with 2010 net sales of $140.7 million.

•	Adjusted EBITDA: the Company expects 2011 adjusted EBITDA to be in the range of $24.7 million to $34.7 million, compared with 2010 adjusted EBITDA of $24.8 million.

“As communicated previously, we do not expect the first half of 2011 to compare favorably with the first half of 2010 given the macroeconomic factors, competitive trialing and our near-term focus on launching the global endometrial ablation business. We anticipate stronger results in the second half of 2011, but still expect macroeconomic headwinds and an uncertain impact from insurance trends in the second quarter,” said Sieczkarek.

Conference Call

Conceptus will host an investment community conference call beginning at 4:30 p.m. Eastern time today to discuss results and answer questions. In addition to the conference call, there will be accompanying slides accessible on the Company’s website at www.conceptus.com in the “Events and Presentations” portion of the “Investors” section.

Conference call dial-in information is as follows:

•	U.S. callers: (888) 803-8296

•	International callers: (706) 634-1250

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company’s website, www.conceptus.com.

A telephone replay will be available from 5:40 p.m. Eastern time on May 10, 2011, through 11:59 p.m. Eastern time on May 12, 2011. Replay dial-in information is as follows:

•	U.S. callers: (800) 642-1687 (domestic)

•	International callers: (706) 645-9291 (international)

•	Conference ID number (U.S. and international): 57847648

•	The replay will also be available at www.conceptus.com

Use of Non-GAAP Financial Measures

The Company has supplemented its GAAP net loss with a non-GAAP measure of adjusted earnings before interest, taxes, depreciation, amortization and stock-based compensation (“adjusted EBITDA”). Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the Company’s business operations, facilitates a better comparison of results for current periods with the Company’s previous operating results, and assists management in analyzing future trends, making strategic and business decisions and establishing internal budgets and forecasts. A reconciliation of non-GAAP adjusted EBITDA to GAAP net loss in the most directly comparable GAAP measure, is provided in the below schedule.

There are limitations in using this non-GAAP financial measure because it is not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. This non-GAAP financial measure should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP and the reconciliations of the non-GAAP financial measure provided in the below schedules.

About the Essure® Procedure

The Essure procedure, FDA approved since 2002, is the first permanent birth control method that can be performed in the comfort of a physician’s office in less than 10 minutes (average hysteroscopic time) without hormones, cutting, burning or the risks associated with general anesthesia or tubal ligation. Soft, flexible inserts are placed in a woman’s fallopian tubes through the cervix without incisions. Over the next three months, the body forms a natural barrier around and through the micro-inserts to prevent sperm from reaching the egg. Three months after the Essure procedure, a doctor is able to perform an Essure Confirmation Test to confirm that the inserts are properly placed and the fallopian tubes are fully blocked, giving the patient reliance on Essure for permanent birth control.

The Essure procedure is 99.95% effective based on one year of follow up with zero pregnancies reported in clinical trials, making it the most effective form of permanent birth control on the market. The procedure is covered by most insurance plans, and when it is performed in a doctor’s office the cost to the patient may be as low as a simple co-pay. Essure has been proven and trusted by physicians since 2002, with more than 500,000 women worldwide having undergone the Essure procedure.

About Conceptus, Inc.

Conceptus, Inc. is a leader in the design, development, and marketing of innovative solutions in women’s healthcare. The Company manufactures and markets the Essure procedure. The Essure procedure is available in the United States, Europe, Australia, New Zealand, Canada, Mexico, Central and South America and the Middle East. The Company also promotes the GYNECARE THERMACHOICE® Uterine Balloon Therapy System by ETHICON™ Women’s Health & Urology, a division of Ethicon, Inc., in U.S. OB/GYN physician offices.

Please visit www.essure.com for more information on the Essure procedure. Patients may call the Essure Information Center at 1-877-ESSURE-1 with questions or to find a physician in their area.

Forward Looking Statements

Except for the historical information contained herein, the matters discussed in this press release include forward-looking statements, the accuracy of which is subject to risks and uncertainties. These forward-looking statements include discussions regarding projected net sales and adjusted earnings before interest, taxes, depreciation, amortization and stock-based compensation (“adjusted EBITDA”) for the full year 2011, the expected impact of the economy, high unemployment and increasing insurance costs that relate to consumer spending on non-urgent medical procedures such as Essure, trends in and market share related to competitive trialing, physician metric growth trends, our ability to increase utilization of Essure through the promotion of a compatible endometrial ablation product, our ability to market effectively to physicians and prospective patients, our ability to secure government reimbursement in foreign countries, and the expected attainment of strategic initiatives intended to grow the business. These discussions and other forward-looking statements included herein may differ significantly from actual results. Such differences may be based upon factors such as changes in strategic planning decisions by management, re-allocation of internal resources, changes in the impact of domestic and global macroeconomic pressures, reimbursement decisions by insurance companies and domestic and foreign governments, scientific advances by third parties, litigation risks, the effect of regulations promulgated pursuant to the Affordable Care Act, and the introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission. These forward-looking statements speak only as to the date on which the statements were made. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

© 2011 Conceptus, Inc. – All rights reserved. Conceptus, Essure Your Family is Complete, and Your Choice is Clear are registered trademarks and service marks of Conceptus, Inc., Essurance Promise is a trademark of Conceptus, Inc.

Conceptus, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	March 31
	2011	2010
Net sales	$26,570	$33,358
Cost of goods sold	5,201	6,391

Gross profit	21,369	26,967

Operating expenses:
Research and development	1,762	1,746
Selling, general and administrative	23,291	25,979

Total operating expenses	25,053	27,725
Operating loss	(3,684)	(758)
Interest and other income (expense), net	(1,548)	(1,459)

Loss before provision (benefit) for income taxes	(5,232)	(2,217)
Provision (benefit) for income taxes	(2,304)	134

Net loss	$(2,928)	$(2,351)

Basic and diluted net loss per share	$(0.09)	$(0.08)

Weighted-average shares used in computing basic and diluted net loss per share	31,144	30,930

Conceptus, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31,	December 31,
	2011	2010
Cash and cash equivalents	$13,344	$18,383
Short-term investments	62,194	59,398
Accounts receivable, net	16,001	20,451
Inventories, net	3,678	2,915
Short-term deferred tax asset	7,548	5,058
Other current assets	7,682	7,003

Total current assets	110,447	113,208

Property and equipment, net	11,203	10,062
Intangible assets, net	23,522	24,145
Long-term investments	16,157	13,104
Goodwill	17,034	16,013
Long-term deferred tax asset	73,936	73,696
Other assets	529	518

Total assets	$252,828	$250,746

Total liabilities	101,079	99,160

Common stock and additional paid in capital	308,072	306,276
Other comprehensive loss	(1,046)	(2,341)
Accumulated deficit	(155,277)	(152,349)

Total stockholders’ equity	151,749	151,586

Total liabilities and stockholders’ equity	$252,828	$250,746

Conceptus, Inc.

Reconciliation of Net Loss to Adjusted Earnings Before Interest, Taxes,

Depreciation, Amortization and Stock-Based Compensation (Adjusted EBITDA)

(Unaudited)

(In thousands)

	Three Months Ended
	March 31,
	2011	2010
Net loss, as reported	$(2,928)	$(2,351)

Adjustments to net loss:
Interest and other income (expense), net (a)	1,548	1,459
Provision (benefit) for income taxes	(2,304)	134
Amortization of intangibles (b)	813	819
Stock-based compensation (c)	1,695	1,729
Depreciation expense (d)	1,242	1,097

Adjustments to net loss	2,994	5,238

Adjusted EBITDA	$66	$2,887

(a)	Consists of interest from available-for-sale securities, interest expense associated with our convertible debt and foreign exchange currency transactions
(b)	Consists of amortization of intangible assets, primarily licenses and customer relationships
(c)	Consists of stock-based compensation in accordance with ASC 718
(d)	Consists of depreciation, primarily on property, plant and equipment

Conceptus, Inc.

Reconciliation of Forward-Looking Guidance For Non-GAAP Financial Measures

To Projected GAAP Net Income

(Unaudited)

	From	To
Net Income Guidance	$1,550	$7,750

Adjustments to net income:
Interest and other income (expense), net (a)	6,092	6,092
Provision for income taxes	950	4,750
Amortization of intangibles (b)	3,261	3,261
Stock-based compensation (c)	7,571	7,571
Depreciation expense (d)	5,250	5,250

Adjustments to net income	23,124	26,924

Adjusted EBITDA	$24,674	$34,674

(a)	Consists of interest from available-for-sale securities, interest expense associated with our convertible debt and foreign exchange currency transactions
(b)	Consists of amortization of intangible assets, primarily licenses and customer relationships
(c)	Consists of stock-based compensation in accordance with ASC 718
(d)	Consists of depreciation, primarily on property, plant and equipment

CC-2772 10MAY11F

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